Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings


Participating Funds

U.S. Registered Funds (Name of Fund, Aladdin Ticker):
AST BlackRock Global Strategies Portfolio - Core Active
(PRU-AA-CAB)
BlackRock Bond Allocation Target Shares: Series S
Portfolio  (BATSS)
BlackRock Multi-Asset Income - Investment Grade
Portfolio  (BR-INC-IG)
CoreAlpha Bond Master Portfolio  (MIP_CORA)
BlackRock Low Duration Bond Portfolio (BR-LO) iShares Barclays 1-3 Year Credit Bond Fund (ISHCRED1-3)

The Offering

Key Characteristics (Complete ALL Fields)

Date of Offering Commencement:
02-20-2013

Security Type:
BND/CORP

Issuer
Morgan Stanley  (2016)

Selling Underwriter
Morgan Stanley  & Co. LLC

Affiliated Underwriter(s)
[x] PNC
[ ] Other:

List of Underwriter(s)
Morgan Stanley & Co. LLC,
Mitsubishi UFJ Securities (USA),
Inc., Banca IMI S.p.A., BB&T
Capital Markets, a division of BB&T
Securities, LLC, BNY Mellon Capital
Markets, LLC, CIBC World Markets
Corp., C. L. King & Associates,
Inc., Commerz Markets LLC, Keybanc
Capital Markets Inc., Mischler
Financial Group, Inc., PNC Capital
Markets LLC, RB International
Markets (USA) LLC, Santander
Investment Securities Inc., Scotia
Capital (USA) Inc., SunTrust
Robinson Humphrey, Inc., UBS
Securities LLC


Transaction Details

Date of Purchase
02-20-2013

Purchase Price/Share
(per share / % of par)
$99.811

Total Commission, Spread or Profit
0.25%

1.	Aggregate Principal Amount
Purchased (a+b)
$157,400,000

a. US Registered Funds
(Appendix attached with
individual Fund/Client purchase)
$36,030,000

b. Other BlackRock Clients
$121,370,000

2.	Aggregate Principal Amount of Offering
$1,250,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25
(unless securities are Government Securities)
0.12592

Legal Requirements

Offering Type (check ONE)

The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities [Issuer must have 3 years of continuous operations]
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering

Timing and Price (check ONE or BOTH)

[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:
Dillip Behera                              Date: 02-22-2013
Global Syndicate Team Member


Approved by:
David Lim                              Date: 2-25-2013
Global Syndicate Team Member